KPMG LLP

60 East Rio Salado Parkway

Tempe, AZ 85281-9125

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 22, 2023, with respect to the consolidated financial statements of TPI Composites Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Phoenix, Arizona

January 12, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.